Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 13, 2023 pertaining to the 2023 Omnibus Incentive Plan and 2023 Employee Share Purchase Plan of Birkenstock Holding plc of our report dated August 24, 2023, with respect to the consolidated financial statements of BK LC Lux Finco 2 S.à r.l. (subsequently renamed to Birkenstock Group Limited and then Birkenstock Holding Limited and then Birkenstock Holding plc), included in its Registration Statement (Form F-1 No. 333-274483), filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

October 13, 2023